Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Seacoast Banking Corporation of Florida on Amendment No. 1 to Form S-4 of our report dated March 14, 2016, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Seacoast Banking Corporation of Florida as of and for the year ended December 31, 2015, and to the reference to our firm under the heading "Experts" in the prospectus.

Crowe Horwath LLP

Fort Lauderdale, Florida
February 2, 2017